Mail Stop 0308

      July 6, 2005

Mr. James E. Skinner
Senior Vice President and Chief Financial Officer
The Neiman Marcus Group, Inc.
One Marcus Square
1618 Main Street
Dallas, Texas 75201

	Re:	The Neiman Marcus Group, Inc.
      Form 10-K/A for the Fiscal Year Ended July 31, 2004
      Filed May 31, 2005
      File No. 1-9659

Dear Mr. Skinner:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Mike Moran
								Accounting Branch Chief

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE